Exhibit 1.1

$300,000,000

Centene Corporation

4.75% Senior Notes due 2022

Underwriting Agreement

April 24, 2014

BARCLAYS CAPITAL INC.

SUNTRUST ROBINSON HUMPHREY, INC.

WELLS FARGO SECURITIES, LLC

As Representatives of the several Underwriters

named in Schedule I hereto

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Centene Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its 4.75% Senior Notes due 2022 (the “Notes”) to the several underwriters named on Schedule I hereto (the “Underwriters”), for which Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”). The Notes will (i) have terms and provisions which are summarized in the Disclosure Package as of the Applicable Time and the Prospectus dated as of the date hereof (each as defined in Section 1(a) hereof), (ii) be issued pursuant to an indenture (the “Indenture”) to be dated as of April 29, 2014 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Notes from the Company by the Underwriters.

The Company hereby confirms its engagement of Allen & Company LLC, and Allen & Company LLC hereby confirms its agreement with the Company, to render services as a “qualified independent underwriter” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to the offering and sale of the Notes. Allen & Company LLC, in its capacity as “qualified independent underwriter,” is referred to herein as the “Independent Underwriter.” No compensation will be paid to the Independent Underwriter for its services as such.

1. Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, each Underwriter that:

(a) An “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) on Form S-3 in respect of the Notes (File No. 333-174164) (i) has been prepared by the Company in conformity with the requirements of the Securities Act, and the rules and regulations (the “Rules and Regulations”)

of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) has been filed with the Commission under the Securities Act not earlier than the date that is three years prior to the Closing Date (as defined in Section 3 hereof) and (iii) upon its filing with the Commission, automatically became and is effective under the Securities Act. Copies of such registration statement and any amendment thereto (excluding exhibits to such registration statement but including all documents incorporated by reference in each prospectus contained therein) have been delivered by the Company to the Representatives; and no other document with respect to such registration statement or any such document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission other than the Preliminary Prospectus. For purposes of this Agreement, the following terms have the specified meanings:

“Applicable Time” means 3:30 p.m. (New York City time) on the date of this Agreement;

“Base Prospectus” means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been amended on or prior to the date hereof, relating to the Notes;

“Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with each Issuer Free Writing Prospectus filed or used by the Company on or before the Applicable Time and identified on Schedule II hereto, other than a road show that is an Issuer Free Writing Prospectus that is not required to be filed under Rule 433 of the Rules and Regulations;

“Effective Date” means any date as of which any part of the Registration Statement or any post-effective amendment thereto relating to the Notes became, or is deemed to have become, effective under the Securities Act in accordance with the Rules and Regulations (including pursuant to Rule 430B of the Rules and Regulations);

“Final Term Sheet” means the term sheet prepared pursuant to Section 5(a) of the Agreement and substantially in the form attached in Schedule III hereto;

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Notes, including the Final Term Sheet;

“Preliminary Prospectus” means any preliminary prospectus relating to the Notes, including the Base Prospectus and any Preliminary Prospectus Supplement.

“Preliminary Prospectus Supplement” means any preliminary prospectus supplement included in the Registration Statement or as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and provided to the Representatives for use by the Underwriters;

“Prospectus” means the final prospectus relating to the Notes, including the Base Prospectus and any prospectus supplement thereto relating to the Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and provided to the Representatives for use by the Underwriters; and

“Registration Statement” means, collectively, the various parts of the above- referenced registration statement, each as amended as of the Effective Date for such part, including any Preliminary Prospectus or the Prospectus and all exhibits to such registration statement.

Any reference to the “most recent Preliminary Prospectus” will be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) of the Rules and Regulations prior to or on the date hereof (including, for purposes of this Agreement, any documents incorporated by reference therein prior to or on the date of this Agreement). Any reference to any Registration Statement, Base Prospectus, Preliminary Prospectus or the Prospectus will be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act as of the effective date of the Registration Statement or the date of such Base Prospectus, Preliminary Prospectus or the Prospectus, as the case may be. Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus will be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement will be deemed to include any annual report of the Company on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement.

(b) The Commission has not issued any order preventing or suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus; and no proceeding for any such purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been instituted or threatened by the Commission. The Commission has not issued any order directed to any document incorporated by reference in the most recent Preliminary Prospectus or the Prospectus, and no proceeding has been instituted or threatened by the Commission with respect to any document incorporated by reference in the most recent Preliminary Prospectus or the Prospectus. The Commission has not notified the Company of any objection to the use of the form of the Registration Statement.

(c) The Company is a “well-known seasoned issuer” (as defined in Rule 405 of the Rules and Regulations) eligible to use Form S-3 for the offering of the Notes, including not being an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations), in each case at all times relevant under the Securities Act in connection with the offering of the Notes.

(d) The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, to the requirements of the Securities Act and the Rules and Regulations. The most recent Preliminary Prospectus conforms on the date hereof, and the Prospectus and any amendment or supplement thereto will conform when filed and on the Closing Date, in all material respects to the requirements of the Securities Act and the Rules and Regulations. The documents incorporated by reference in the most recent Preliminary Prospectus or the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects, to the requirements of the Securities Act or the Exchange Act, as applicable, and the Rules and Regulations, and any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform, in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the Rules and Regulations; and no such documents have been filed with the Commission since the close of business of the Commission on the Business Day immediately prior to the date hereof.

(e) The Registration Statement did not, as of the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(f) The Disclosure Package did not, as of the Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(g) The Prospectus, and any amendment or supplement thereto, will not, as of its date and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein (which information is specified in Section 12 hereof).

(h) The Company has not distributed and, prior to the later to occur of the Closing Date and completion of the distribution of the Notes, will not distribute any offering material in connection with the offering and sale of the Notes other than any Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with Section 4(a) or 5(a), as applicable.

(i) The documents incorporated by reference or deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus did not, and any further documents incorporated by reference therein will not, when filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) Each of the Company and its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) all of which are identified on Exhibit A hereto (the “Significant Subsidiaries”), has been duly organized and is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of incorporation or organization, with all power and authority necessary to conduct the business in which it is engaged or to own or lease its properties; and each of the Company and its Significant Subsidiaries is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on (i) the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and its subsidiaries (as defined in Section 16 hereof) taken as a whole, whether or not arising in the ordinary course of business or (ii) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Notes, as applicable (a “Material Adverse Effect”).

(k) All of the outstanding shares of capital stock of each Significant Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in the most recent Preliminary Prospectus and the Prospectus, all of the outstanding shares of capital stock, partnership interests or other ownership interests of each Significant Subsidiary are owned directly or indirectly by the Company, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer, preemptive rights or any other claim of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(l) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy.

(m) The Indenture has been duly authorized, executed and delivered by the Company and assuming due authorization by the Trustee is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Indenture (i) has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) complies as to form with the requirements of the Trust Indenture Act and (iii) conforms in all material respects to the description thereof in the most recent Preliminary Prospectus and the Prospectus.

(n) The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Agreement, will be validly issued and delivered, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the Notes conform, or will conform in all material respects to the description thereof in the Disclosure Package and the Prospectus.

(o) The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby, the execution and delivery by the Company of the Indenture, the issuance and sale of the Notes by the Company and the Company’s compliance with all of the provisions of this Agreement and the Indenture, the Notes and the application of the proceeds of the offering contemplated hereby, as described by the most recent Preliminary Prospectus under the caption “Use of Proceeds” do not and will not result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any claim, lien, encumbrance or security interest upon any property or asset of the Company or any of its subsidiaries under, (i) the certificate of incorporation, by-laws, partnership agreement or other constitutive documents of the Company or any of its subsidiaries, (ii) any loan agreement, indenture, mortgage, lease, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their properties or assets is subject, or (iii) any statute, law or any rule, regulation, order, judgment or decree of any governmental agency or body or court having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (ii) and (iii) as would not individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement and the Indenture.

(p) Neither the filing of the Registration Statement, the most recent Preliminary Prospectus or the Prospectus nor the offer or sale of the Notes as contemplated by this Agreement gives rise to any rights, other than those which have been duly waived or satisfied, for or relating to the registration of any securities of the Company.

(q) Neither the Company nor any of its subsidiaries (i) is in violation or breach of its certificate of incorporation, by-laws, partnership agreement or other constitutive documents, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any loan agreement, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, (iii) is in violation of any law or any rule, regulation, order or decree of any governmental agency or body or court having jurisdiction over the Company or any of the Company’s subsidiaries or any of their respective properties or assets or (iv) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary for the conduct of its business or the ownership or holding of its property, except in the case of clauses (ii), (iii) and (iv), to the extent any such violation, breach, default or failure would not, individually or in the aggregate, have a Material Adverse Effect.

(r) No consent, filing with, license, registration, qualification, approval, order or authorization of any governmental agency or body or court is necessary or required in connection with the consummation of the transactions contemplated by this Agreement, the Indenture or the Notes, except for consents, approvals, orders and authorizations required under the securities or state securities or “Blue Sky” laws or foreign laws or statutes, and except, further, for such consents, approvals, orders and authorizations which have been obtained and are in full force and effect.

(s) There is no contract or document required to be described in the Registration Statement, any Preliminary Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement or to a document incorporated by reference into the Registration Statement, any Preliminary Prospectus or the Prospectus which is not described or filed as required.

(t) Since the respective dates as of which information is given in the most recent Registration Statement, the Disclosure Package, the Preliminary Prospectus or the Prospectus, except as otherwise stated therein, (A) no Material Adverse Effect has occurred, (B) there have been no transactions entered into or any liability or obligation, direct or contingent incurred by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(u) The Company has an authorized capitalization as set forth in the most recent Preliminary Prospectus and the Prospectus.

(v) The financial statements and the notes thereto included or incorporated by reference in the Registration Statement, the Disclosure Package, the Preliminary Prospectus and the Prospectus, together with the related schedules and notes, comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and comply as to form in all material respects with the Rules and Regulations, except in each case as may be expressly stated in the related notes thereto. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement.

(w) KPMG LLP, who have certified certain consolidated financial statements of the Company and have audited the Company’s internal control over financial reporting and management’s assessment thereof, are an independent registered public accounting firm as required by the Securities Act and the Rules and Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(x) Neither the Company, nor any of its subsidiaries is, and on the Closing Date and, after giving effect to the offering of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the most recent Preliminary Prospectus and the Prospectus will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) There is no litigation or legal or governmental proceeding to which the Company or any of its subsidiaries is a party or to which any property or assets of the Company or any of its subsidiaries is subject or which is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which (i) if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect or would be expected to materially and adversely affect the ability of the Company or any of its subsidiaries party thereto, to perform its obligations under this Agreement, the Indenture or the Notes, except as disclosed in the most recent Preliminary Prospectus and the Prospectus or (ii) is required to be disclosed in the most recent Preliminary Prospectus and the Prospectus and is not disclosed.

(z) Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or which would not be expected to cause or result in, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(aa) The Notes will be pari passu with all existing and future senior unsecured unsubordinated indebtedness of the Company.

(bb) There is, and has been, no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes- Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(cc) The Company and its subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. The Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(dd) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act and that provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (a) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (b) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the principal executive officer and principal financial officer of the Company by others within those entities; and such disclosure controls and procedures are effective.

(ee) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(ff) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries have filed on a timely basis, or caused to be filed on a timely basis, in each case, taking into account extensions, any and all tax returns required to be filed by them under applicable law, which returns are complete and correct in all material respects. Neither the Company nor any of its subsidiaries is in default in the payment of any taxes, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(gg) No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act (i) has imposed (or has notified the Company in writing that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or has notified the Company in writing that it is considering (a) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company (other than, in the cases of both (a) and (b), as has been publicly announced prior to the date of this Agreement).

(hh) Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries, and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ii) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except as would not, individually or in the aggregate, have a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best of the Company’s knowledge, threatened.

(jj) Neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) The Company and its subsidiaries own, possess, license or have other rights to or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(ll) The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(mm) The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Disclosure Package and the Prospectus or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(nn) Except as described in the Disclosure Package and the Prospectus and except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements in all material respects, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries (other than with respect to such notices as have been resolved and for which no costs, obligations or damages remain), and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(oo) The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business in the same or similar industries, and all such insurance is in full force and effect. The Company has no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(pp) Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(qq) Any statistical and market-related data included in the Registration Statement, the Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

(rr) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends or other distributions to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Prospectus.

(ss) There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the most recent Preliminary Prospectus or the Prospectus that have not been described as required.

(tt) Except as described in the Disclosure Package and the Prospectus, with respect to stock options or other equity incentive grants (collectively, “Awards”) granted subsequent to the adoption of the Sarbanes-Oxley Act on July 31, 2002 pursuant to the equity- based compensation plans of the Company (the “Equity Plans”), (i) no stock options have been granted with an exercise price known at the time to be less than the fair market value of the shares of the common stock of the Company on the business day immediately preceding the date of such grant and (ii) each such grant was made in accordance with the material terms of the Equity Plans, the 1934 Act and all other applicable laws and regulatory rules or requirements, and each such grant has been properly accounted for in all materials respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission to the extent required to be disclosed.

(uu) Neither the Company nor any of its subsidiaries maintains or contributes to any “pension plan” (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA). Each “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its subsidiaries which is intended to be qualified under Section 401(a) of the United States Internal Revenue Code, as amended (the “Code”), has received a favorable determination or opinion letter from the Internal Revenue Service that such plan is so qualified. Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) established or maintained by the Company and/or one or more of its subsidiaries is in compliance with the currently applicable provisions of ERISA except for such failures to comply that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(vv) Other than this Agreement and as set forth in the most recent Preliminary Prospectus under the heading “Underwriting,” there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against either the Company or the Underwriters for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(ww) Except as disclosed in the Disclosure Package and the Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) does not intend to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(xx) (A) To the extent required in connection with their respective businesses, each of the Company and its subsidiaries has the requisite provider number or other authorization to bill the Medicare and Medicaid program in the state or states in which such entity operates unless failure to maintain such provider number or other authorization would not, individually or in the aggregate, result in a Material Adverse Effect; neither the Company nor any of its subsidiaries is subject to any pending, or, to the Company’s knowledge, threatened or contemplated action which would reasonably be expected to result either in revocation of any provider number or authorization or in the Company’s or any subsidiary’s exclusion from any state Medicaid programs; the Company’s and each subsidiary’s business practices have been structured in a manner reasonably designed to comply in all material respects with the federal or state laws governing Medicaid programs, and the Company reasonably believes that it is in compliance with such laws in all material respects, except as set forth in or contemplated in the Disclosure Package and the Prospectus; the Company and each subsidiary have taken reasonable actions designed to ensure that they do not: (i) violate the False Claims Act, 31 U.S.C. Sections 3729-3733, (ii) violate 42 U.S.C. Section 1395nn (the “Stark” law, prohibiting self-referrals), (iii) allow any individual with an ownership or control interest (as defined in 42 U.S.C. Section 1320a-3(a)(3)) in the Company or any subsidiary or any officer, director or managing employee (as defined in 42 U.S.C. Section 1320a-5(b)) of the Company or any subsidiary who would be a person excluded from participation in any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) as described in 42 U.S.C. Section 1320a-7(b)(8) to participate in any such federal health care program maintained by the Company or any subsidiary and (iv) violate any other applicable federal healthcare law; and the Company and its subsidiaries have structured their respective business practices in a manner reasonably designed to comply in all material respects with the federal and state laws regarding physician ownership of (or financial relationship with), and the referral to entities providing, healthcare related goods or services, and laws requiring disclosure of financial interests held by physicians in entities to which they may refer patients for the provisions of health care related goods and services, and Company reasonably believes that it is in material compliance with such laws.

(B) None of the Company, its subsidiaries nor any of their respective officers, directors or stockholders, or, to the knowledge of the Company, any employee or other agent of the Company or any of its subsidiaries, has engaged on behalf of the Company or such subsidiary in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties); (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties); (iii) knowingly and willfully failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid or similar state program or from any third party (where applicable federal or state law prohibits such payments to third parties) on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, similar state program or plan or any third party (where applicable federal or state law prohibits such payments to third parties), or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, similar state program or plan or any third party (where applicable federal or state law prohibits such payments to third parties).

(yy) The accounts receivable of the Company and its subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies of third-party payors such as Medicare and Medicaid. The accounts receivable, after giving effect to the allowance for doubtful accounts, relating to such third-party payors do not materially exceed amounts the Company, and its subsidiaries are entitled to receive.

(zz) Except as would not be expected to have a Material Adverse Effect, the Company and its subsidiaries (i) have undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and/or that could be materially and adversely affected by the failure of the Company and its subsidiaries to be in compliance with HIPAA as amended by the HITECH Act (“HIPAA, as amended”); (ii) have developed a compliance plan for being in compliance in all material respects with HIPAA, as amended; (iii) have implemented those provisions of such HIPAA compliance plan as are reasonably necessary to promote the Company’s and its subsidiaries’ compliance in all material respects with HIPAA, as amended; (iv) have conducted, to the extent required by law, all electronic transactions in accordance with HIPAA, as amended; (v) and have obtained, to the extent required by law, a valid National Provider Identifier, as defined under HIPAA, as amended. Neither the Company and its subsidiaries, nor to their knowledge any of their employees, is the subject of any civil or criminal penalty, claim, action or proceeding, or any administrative or other regulatory review, survey, or proceeding (other than routine surveys or reviews conducted by any government health plan or other government entity) that could result in any of the foregoing and could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries in connection with any HIPAA violation by the Company and its subsidiaries.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

For purposes of this Section 1, as well as for Section 6 hereof, references to “the most recent Preliminary Prospectus and the Prospectus” or “the Disclosure Package and the Prospectus” are to each of the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus as separate or stand-alone documentation (and not the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus taken together), so that representations, warranties, agreements, conditions and legal opinions will be made, given or measured independently in respect of each of the most recent Preliminary Prospectus or the Disclosure Package, as the case may be, and the Prospectus.

2. Purchase of the Notes by the Underwriters. Subject to the terms and conditions and upon the basis of the representations and warranties herein set forth, the Company agrees to issue and sell to the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a price equal to 98.25% of the principal amount thereof, plus accrued interest, if any, from April 29, 2014, the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule I hereto.

3. Delivery of and Payment for the Notes. Delivery of the Notes will be made at the offices of Paul Hastings LLP, or at such place or places as mutually may be agreed upon by the Company and the Underwriters, at 10:00 A.M., New York City time, on April 29, 2014 or on such later date not more than three Business Days after such date as may be determined by the Representatives and the Company (the “Closing Date”).

Delivery of the Notes will be made to the Representatives by or on behalf of the Company against payment of the purchase price therefor by wire transfer of immediately available funds. Delivery of the Notes will be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives will otherwise instruct. Delivery of the Notes at the time and place specified in this Agreement is a further condition to the obligations of each Underwriter.

4. Covenants of the Company. The Company covenants and agrees with each Underwriter that:

(a) The Company (i) will prepare the Prospectus in a form approved by the Representatives and file the Prospectus pursuant to Rule 424(b) of the Rules and Regulations within the time period prescribed by such Rule; (ii) will not file any amendment or supplement to the Registration Statement or the Prospectus or file any document under the Exchange Act before the termination of the offering of the Notes by the Underwriters if such document would be deemed to be incorporated by reference into the Prospectus, which filing is not consented to by the Representatives after reasonable notice thereof (such consent not to be unreasonably withheld or delayed); (iii) will advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement, the most recent Preliminary Prospectus or the Prospectus has been filed and will furnish the Representatives with copies thereof; (iv) will prepare the Final Term Sheet, substantially in the form of Schedule III hereto and approved by the Representatives and file the Final Term Sheet pursuant to Rule 433(d) of the Rules and Regulations within the time period prescribed by such Rule; (v) will advise the Representatives promptly after it receives notice thereof, of the issuance by the Commission or any state or other regulatory body of any stop order or any order suspending the effectiveness of the Registration Statement, suspending or preventing the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or suspending the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceedings for any such purpose or pursuant to Section 8A of the Securities Act, of receipt by the Company from the Commission of any notice of objection to the use of the Registration Statement or any post-effective amendment thereto or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and (vi) will use its best efforts to prevent the issuance of any stop order or other such order or any such notice of objection and, if a stop order or other such order is issued or any such notice of objection is received, to obtain as soon as possible the lifting or withdrawal thereof.

(b) The Company will prepare and file with the Commission any amendments or supplements to the Registration Statement, the Disclosure Package or the Prospectus which, in the opinion of the Representatives, may be necessary or advisable in connection with the offering of the Notes.

(c) The Company will furnish to each of the Representatives and to counsel for the Underwriters such number of conformed copies of the Registration Statement, as originally filed and each amendment thereto (excluding exhibits other than this Agreement), any Preliminary Prospectus, the Final Term Sheet and any other Issuer Free Writing Prospectus, the Prospectus and all amendments and supplements to any of such documents (including any document filed under the Exchange Act and deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus), in each case as soon as available and in such quantities as the Representatives may from time to time reasonably request.

(d) During the period in which the Prospectus relating to the Notes (or in lieu thereof, the notice referred to in Rule 173(a) of the Rules and Regulations) is required to be delivered under the Securities Act, the Company will comply with all requirements imposed upon it by the Securities Act and by the Rules and Regulations, as from time to time in force, so far as is necessary to permit the continuance of sales of or dealings in the Notes as contemplated by the provisions of this Agreement and by the Prospectus. If during such period any event occurs as a result of which the Disclosure Package or the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus or file any document to comply with the Securities Act, the Company will promptly notify the Representatives and will, subject to Section 4(a) hereof, amend the Registration Statement, amend or supplement the Disclosure Package or the Prospectus, as the case may be, or file any document (in each case, at the expense of the Company) so as to correct such statement or omission or to effect such compliance, and will furnish without charge to each Underwriter as many written and electronic copies of any such amendment or supplement as the Representatives may from time to time reasonably request.

(e) The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

(f) The Company will, whether or not this Agreement becomes effective or is terminated or the sale of the Notes to the Underwriters is consummated, to pay all fees, expenses, costs and charges in connection with: (i) the preparation, printing, filing, registration, delivery and shipping of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and any amendments or supplements thereto; (ii) the printing, producing, copying and delivering this Agreement, the Base Indenture and Supplemental Indenture, closing documents (including any compilations thereof) and any other agreements, memoranda, correspondence and other documents printed and delivered in connection with the offering, purchase, sale and delivery of the Notes and any taxes payable in that connection; (iii) the services of the Company’s independent registered public accounting firm; (iv) the services of the Company’s counsel; (v) the qualification of the Notes under the securities laws of the several jurisdictions as provided in Section 4(l) hereof and the preparation, printing and distribution of a Blue Sky memorandum (including the related fees and expenses of counsel to the Underwriters); (vi) any rating of the Notes by rating agencies; (vii) any filings required to be made with the FINRA including filing fees (and including the reasonable fees and expenses of counsel for the Underwriters relating to such filings up to a maximum amount of $40,000 and the fees and expenses of any “qualified independent underwriter” within the meaning of FINRA Rule 5121); (viii) the services of the Trustee and any agent of the Trustee (including the fees and disbursements of counsel for the Trustee); (ix) any “road show” or other investor presentations relating to the offering of the Notes (including, without limitation, for meetings and travel) and (x) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC. It is understood, however, that, except as provided in this Section 4(f) or Sections 7 and 9 hereof, the Underwriters will pay all of their own costs and expenses, including the fees and expenses of counsel to the Underwriters and any advertising expenses incurred in connection with the offering of the Notes made by the Underwriters. If the sale of the Notes provided for herein is not consummated by reason of acts of the Company or changes in circumstances of the Company pursuant to Section 9 of this Agreement which prevent this Agreement from becoming effective, or by reason of any failure, refusal or inability on the part of the Company to perform any agreement on their part to be performed or because any other condition of the Underwriters’

obligations hereunder is not fulfilled or if the Underwriters decline to purchase the Notes for any reason permitted under this Agreement, the Company will reimburse the Underwriters for all reasonable out-of-pocket disbursements (including fees and expenses of counsel to the Underwriters) incurred by the Underwriters in connection with any investigation or preparation made by them in respect of the marketing of the Notes or in contemplation of the performance by them of their obligations hereunder.

(g) Until completion of the distribution of the Notes, the Company will timely file all reports, documents and amendments to previously filed documents required to be filed by it pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(h) The Company will apply the net proceeds from the sale of the Notes as set forth in the most recent Preliminary Prospectus and the Prospectus.

(i) Until 90 days following the Closing Date, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of, any debt securities that are substantially similar to the Notes (including, without limitation, with respect to the maturity, currency, interest rate and other material terms thereof).

(j) The Company will pay the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Rules and Regulations.

(k) If required by Rule 430B(h) of the Rules and Regulations, the Company will prepare a prospectus in a form approved by the Representatives and file such prospectus pursuant to Rule 424(b) of the Rules and Regulations not later than may be required by such Rule; and the Company will make no further amendment or supplement to such prospectus that will be disapproved by the Representatives promptly after reasonable notice thereof.

(l) The Company will cooperate with the Underwriters and with counsel to the Underwriters in connection with the qualification of the Notes for offering and sale by the Underwriters and by dealers under the securities laws of such jurisdictions as the Underwriters may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification and to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, however, that in no event will the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than for actions or proceedings arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

(m) The Company will not take, directly or indirectly, any action designed to cause or result in, or that might cause or result in, stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(n) The Company will comply with all agreements set forth in the representation letters of the Company to DTC relating to the acceptance of the Notes for “book- entry” transfer through the facilities of DTC.

5. Free Writing Prospectuses.

(a) The Company represents and warrants to, and agrees with, each Underwriter that (i) the Company has not made, and will not, make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior consent of the Representatives (which consent being deemed to have been given with respect to (A) the Final Term Sheet prepared and filed pursuant to Section 4(a) hereof and (B) any other Issuer Free Writing Prospectus identified on Schedule II hereto); (ii) each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Company has complied with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to Rule 433 of the Rules and Regulations; (iii) each Issuer Free Writing Prospectus will not, as of its issue date and through the time the Notes are delivered pursuant to Section 3 hereof, include any information that conflicts with the information contained in the Registration Statement, the most recent Preliminary Prospectus and the Prospectus; and (iv) each Issuer Free Writing Prospectus, when considered together with the information contained in the most recent Preliminary Prospectus, did not, as of the Applicable Time, does not, as of the date hereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each Underwriter represents and warrants to, and agrees with, the Company and each other Underwriter that it has not made, and will not make any offer relating to the Notes that would constitute a “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) required to be filed with the Commission, without the prior consent of the Company and the Representatives.

(c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy, as of the date hereof and the Closing Date (as if made at the Closing Date), of the representations and warranties of the Company contained herein, to the performance by the Company of their obligations hereunder and to the following additional conditions:

(a) The Prospectus shall have been filed with the Commission in a timely fashion in accordance with Section 4(a) hereof; all filings (including, without limitation, the Final Term Sheet) required by Rule 424(b) or Rule 433 of the Rules and Regulations shall have been made within the time periods prescribed by such Rules, and no such filings will have been made without the consent of the Representatives; no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or suspending the qualification of the Notes for offering or sale in any jurisdiction shall have been issued; no proceedings for the issuance of any such order shall have been initiated or threatened pursuant to Section 8A of the Securities Act; no notice of objection of the Commission to use the Registration Statement or any post-effective amendment thereto shall have been received by the Company; and any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise) shall have been disclosed to the Representatives and complied with to the Representatives’ satisfaction.

(b) No Underwriter shall have been advised by the Company, or shall have discovered and disclosed to the Company, that the Registration Statement, the most recent Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto contains an untrue statement of fact which, in the opinion of the Representatives or of counsel to the Underwriters, is material, or omits to state any fact which, in the opinion of the Representatives or of counsel to the Underwriters, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(c) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Indenture, the Notes, the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) The Representatives shall have received from Bryan Cave LLP, counsel for the Company, the opinion or opinions, addressed to the Underwriters, dated the Closing Date, in form and substance satisfactory to the Representatives and substantially in the form of Exhibits B.

(e) The Representatives shall have received from the Company’s General Counsel the opinion or opinions, addressed to the Underwriters, dated the Closing Date, in form and substance satisfactory to the Representatives and substantially in the form of Exhibit C.

(f) The Representatives shall have received from Paul Hastings LLP, counsel to the Underwriters, such opinion or opinions, addressed to the Underwriters, dated the Closing Date and in form and substance satisfactory to the Representatives, with respect to the Notes, Indenture, Registration Statement, Prospectus and Disclosure Package and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(g) The Representatives shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer, the President or any Vice President of the Company and by the Chief Financial Officer or Chief Accounting Officer of the Company to the effect that: (i) there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the Prospectus or the Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Date and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and, to their knowledge, no proceedings for that purpose have been instituted or are pending or contemplated by the Commission.

(h) Except as described in the most recent Preliminary Prospectus and the Prospectus, (i) neither the Company nor any of the Company’s subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of the Company’s subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and the Company’s subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering of the Notes or on the terms and in the manner contemplated in the Prospectus.

(i) Concurrently with the execution of this Agreement, the Representatives shall have received from KPMG LLP, the Company’s independent registered public accounting firm, a “comfort” letter (the “initial comfort letter”) addressed to the Representatives on behalf of the Underwriters, dated the date hereof, and in form and substance satisfactory to the Representatives (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the most recent Preliminary Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(j) The Representatives shall have received a “bring-down comfort” letter (the “bring-down comfort letter”) from KPMG LLP, the Company’s independent registered public accounting firm, addressed to the Representatives on behalf of the Underwriters, dated the Closing Date, and in form and substance satisfactory to the Representatives (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down comfort letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down comfort letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial comfort letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial comfort letter.

(k) Prior to or on the Closing Date, the Representatives shall have been furnished by the Company such additional documents and certificates as the Representatives or counsel for the Underwriters may reasonably request.

(l) Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded to the debt securities of the Company, or any of the Company’s subsidiaries by any “nationally recognized statistical rating organization” (as that term is defined in Section 3(a)(62) of the Exchange Act), and (ii) no such organization shall have publicly announced that it has under surveillance or review with possible negative implications its rating of any of the Company’s debt securities.

(m) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by federal or state authorities; (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering of the Notes or on the terms and in the manner contemplated in the Prospectus.

(n) The Company shall have executed and delivered a Board Resolution (as defined in the Indenture) and an Officers’ Certificate (as defined in the Indenture) in respect of the Notes and the Underwriters shall have received copies thereof.

(o) The FINRA, upon review, if any, of the terms of the public offering of the Securities, shall not have objected to such offering, such terms or the Underwriters’ participation in same.

All opinions, certificates, letters and documents referred to in this Section 6 will be in compliance with the provisions of this Agreement only if they are satisfactory in form and substance to the Representatives and to counsel for the Underwriters. The Company will furnish to the Representatives conformed copies of such opinions, certificates, letters and other documents in such number as the Representatives will reasonably request.

7. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter and their respective directors, officers and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which such Underwriter, director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement, Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto or any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Rules and Regulations or (B) any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-Prospectus Road Show”), or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, or the Registration Statement, Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto or in any Non-Prospectus Road Show or issuer information, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter promptly after receipt of invoices from such Underwriter for any legal or other expenses as reasonably incurred by such Underwriter in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action, notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that the Company will not be liable under this Section 7(a) in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of the Underwriters, expressly therein (which information is specified in Section 12 hereof). The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Underwriter or to any director, officer, employee or controlling person of such Underwriter.

Without limitation of and in addition to its obligations under the other paragraphs of this Section 7, the Company also agrees to indemnify and hold harmless the Independent Underwriter, its directors, officers and each person, if any, who controls the Independent Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities, joint or several, incurred as a result of the Independent Underwriter’s participation as a “qualified independent underwriter” within the meaning of FINRA Rule 5121 in connection with the offering of the Notes.

(b) Each Underwriter, severally, but not jointly, will indemnify and hold harmless the Company, its directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any loss, claim, damage or liability (or any action in respect thereof) to which the Company, director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement, Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or in any Non-Prospectus Road Show, or (ii) the omission or alleged omission to state in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Disclosure Package, the Registration Statement, Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, or in any Non-Prospectus Road Show, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company as the case may be, promptly after receipt of invoices from the Company as the case may be, for any legal or other expenses reasonably incurred by the Company as the case may be, in connection with investigating, preparing to defend or defending against or appearing as a third- party witness in connection with any such loss, claim, damage, liability or action notwithstanding the possibility that payments for such expenses might later be held to be improper, in which case such payments will be promptly refunded; provided, however, that such indemnification or reimbursement will be available in each such case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Representatives, on behalf of such Underwriter, expressly for use therein (which information is specified in Section 12 hereof). The foregoing indemnity agreement is in addition to any liability which the Underwriters may otherwise have to the Company or to any director, officer, employee or controlling person of the Company.

(c) Promptly after receipt by any indemnified party under Section 7(a) or 7(b) above of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against one or more indemnifying parties under such subsection, notify each indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify each such indemnifying party will not relieve it from any liability which it may have under this Section 7 except to the extent it has been prejudiced in any material respect by such failure or from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action will be brought against any indemnified party, and it notifies each indemnifying party thereof, each such indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with each other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from each indemnifying party to the indemnified party of its election to assume the defense of such claim or action, each such indemnifying party will not be liable to the indemnified party under Section 7(a) or 7(b) above for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that the Underwriters will have the right to employ counsel to represent the Underwriters and their directors, officers or controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company under Section 7(a) if (i) the Company and the Underwriters shall have so mutually agreed; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their directors, officers, and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the Company; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective directors, officers, or controlling persons, on the one hand, and the Company, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Company; provided, however, that if indemnity may be sought pursuant to the second paragraph of Section 7(a) above in respect of such proceeding, then in addition to such separate counsel to the Underwriters and their directors, officers and controlling persons, the Company shall be liable for the fees and expenses of not more than one separate counsel (in addition to any local counsel) for the Independent Underwriter in its capacity as a “qualified independent underwriter”, its directors, officers and all persons, if any, who control the Independent Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld), but if settled with the consent of each indemnifying party or if there be a final judgment of the plaintiff in any such action, each such indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or 7(b) above in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities referred to in Section 7(a) or 7(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters or the Independent Underwriter (in the case of indemnification under the second paragraph of Section 7(a)), on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters or the Independent Underwriter (in the case of indemnification under the second paragraph of Section 7(a)), on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Company, on the one hand, to the total underwriting discounts and commissions received by the Underwriters, on the other hand, in each case as set forth in the table on the cover page of the Prospectus. The Independent Underwriter in its capacity as “qualified independent underwriter” shall be deemed not to receive any additional benefits under this Agreement for acting in such capacity. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters or the Independent Underwriter (in the case of indemnification under the second paragraph of Section 7(a)), the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Underwriters and the Independent Underwriter agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred above in this Section 7(d) will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against any action or claim which is the subject of this Section 7(d). Notwithstanding the provisions of this Section 7(d), (i) no Underwriter will be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Notes underwritten by it exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission and (ii) in the case of indemnification under the second paragraph of Section 7(a), the Independent Underwriter shall not be required to contribute any amount in excess of the compensation received by the Independent Underwriter for acting in such capacity. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this Section 7(d) to contribute are several in proportion to their respective underwriting obligations and not joint. Each party entitled to contribution agrees that upon the service of a summons or other initial legal process upon it in any action instituted against it in respect to which contribution may be sought, it will promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service will not relieve the party from whom contribution may be sought for any obligation it may have hereunder or otherwise (except as specifically provided in Section 7(c) above).

(e) The obligations of the Company under this Section 7 will be in addition to any liability that the Company may otherwise have, and will extend, upon the same terms and conditions set forth in this Section 7, to the respective officers and directors of the Underwriters and the Independent Underwriter and each person, if any, who controls any Underwriter and the Independent Underwriter within the meaning of the Securities Act; and the obligations of the Underwriters under this Section 7 will be in addition to any liability that the respective Underwriters may otherwise have, and will extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Securities Act.

8. Substitution of Underwriters. If any Underwriter defaults in its obligation to purchase the principal amount of the Notes which it has agreed to purchase under this Agreement, the non-defaulting Underwriters will be obligated to purchase (in the respective proportions which the principal amount of the Notes set forth opposite the name of each non- defaulting Underwriter in Schedule I hereto bears to the total principal amount of the Notes less the principal amount of the Notes the defaulting Underwriter agreed to purchase set forth in Schedule I hereto) the principal amount of the Notes which the defaulting Underwriter agreed but failed to purchase; except that the non-defaulting Underwriters will not be obligated to purchase any of the Notes if the total principal amount of the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase exceed 9.09% of the total principal amount of the Notes, and any non-defaulting Underwriters will not be obligated to purchase more than 110% of the principal amount of the Notes set forth opposite its name in Schedule I hereto. If the foregoing maximums are exceeded, the non-defaulting Underwriters, and any other underwriters satisfactory to the Representatives who so agrees, will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of the Notes. If the non-defaulting Underwriters or the other underwriters satisfactory to the Underwriters do not elect to purchase the Notes that the defaulting Underwriter or Underwriters agreed but failed to purchase within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except for the indemnity and contribution agreements of the Company and the Underwriters contained in Section 7 of this Agreement. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter pursuant to this Section 8.

If the non-defaulting Underwriters or the other underwriters satisfactory to the Representatives are obligated or agree to purchase the Notes of a defaulting Underwriter, the Representatives may postpone the Closing Date for up to seven full Business Days in order that the Company may effect any changes that may be necessary in the Registration Statement or the Prospectus or in any other document or agreement, and each of the Company agrees to file promptly any amendments or any supplements to the Registration Statement or the Prospectus which, in the opinion of the Representatives, may thereby be made necessary.

Nothing contained herein will relieve a defaulting Underwriter of any liability it may have for damages caused by its default.

9. Termination. Until the Closing Date, this Agreement may be terminated by the Representatives on behalf of the Underwriters by giving notice as hereinafter provided to the Company if (i) the Company will have failed, refused or been unable, at or prior to the Closing Date, to perform any agreement on its part to be performed hereunder, (ii) any of the events described in Sections 6(l) and 6(m) of this Agreement, shall have occurred, or (iii) any other condition to the Underwriters’ obligations hereunder is not fulfilled. Any termination of this Agreement pursuant to this Section 9 will be without liability on the part of the Company or any Underwriter, except as otherwise provided in Sections 4(f) and 7 hereof.

Any notice referred to above may be given at the address specified in Section 11 of this Agreement in writing or by telegraph or telephone, and if by telegraph or telephone, will be immediately confirmed in writing.

10. Survival of Certain Provisions. The agreements contained in Section 7 of this Agreement and the representations, warranties and agreements of the Company contained in Sections 1 and 4 of this Agreement will survive the delivery of the Notes to the Underwriters hereunder and will remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

11. Notices. Except as otherwise provided in the Agreement, (a) whenever notice is required by the provisions of this Agreement to be given to the Company such notice will be in writing by mail, telex or facsimile transmission addressed to the Company at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, facsimile number (314) 725-5180, Attention: Keith H. Williamson, with a copy to Bryan Cave, LLP, 211 North Broadway, One Metropolitan Square, Suite 3600, St. Louis, Missouri 63102, attention of J. Mark Klamer facsimile number (314) 552-8134, (b) whenever notice is required by the provisions of this Agreement to be given to the several Underwriters, such notice will be in writing by mail, electronic or facsimile transmission addressed to the Representatives in care of Barclays Capital Inc., 745 Seventh Ave, New York, New York 10019, facsimile number (646) 834-8133, Attention: Syndicate Registration (with a copy to the General Counsel at the same address); provided, however, that any notice to an Underwriter pursuant to Section 7(c) shall be delivered or sent by mail, electronic or facsimile transmission to such Underwriter at its address set forth in its acceptance telex to the Representatives, which address will be supplied to any party hereto by the Representatives upon request and (c) whenever notice is required by the provisions of this Agreement to be given to the Independent Underwriter, such notice will be in writing by mail, electronic or facsimile transmission addressed to Allen & Company LLC, 711 Fifth Avenue, New York, New York 10022, facsimile number (212) 339-2235, Attention: General Counsel. Any such statements, request, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters (other than Allen & Company LLC, with respect to its engagement as Independent Underwriter) by the Representatives.

12. Information Furnished by Underwriters. The Underwriters severally confirm that the information appearing in the list of names of each of the Underwriters appearing on the cover page of, and under the caption “Underwriting” in the most recent Preliminary Prospectus and the Prospectus, constitute the only written information furnished to the Company by the Representatives on behalf of the Underwriters, referred to in Sections 1(e), 1(f), 1(g), 7(a) and 7(b) of this Agreement.

13. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Notes that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

14. Nature of Relationship. The Company acknowledges and agrees that in connection with the offering and the sale of the Notes or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other hand, exists; (ii) the Underwriters are not acting as advisors, experts or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Notes, and such relationship between the Company, on the one hand, and the Underwriters, on the other hand, is entirely and solely a commercial relationship, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

15. Parties. This Agreement shall inure to the benefit of and be binding upon the several Underwriters, the Independent Underwriter, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the directors and officers of the Underwriters and the Independent Underwriter and the person or persons, if any, who control any Underwriter or the Independent Underwriter within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Underwriters contained in Section 7 of this Agreement shall be deemed to be for the benefit of directors of the Company, officers of the Company who signed the Registration Statement and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this paragraph, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16. Definition of “Business Day” and “subsidiary”. For purposes of this Agreement, (a) “Business Day” means any day on which the New York Stock Exchange is open for trading, other than any day on which commercial banks are authorized or required to be closed in New York City and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations and includes both partnerships and corporations.

17. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

18. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original and all of which together will constitute one and the same agreement.

If the foregoing correctly sets forth the agreement among the Company and the several Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

CENTENE CORPORATION

By:	/s/ William N. Scheffel
Name: William N. Scheffel
Title: Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Underwriting Agreement]

Confirmed and accepted as of
the date first above mentioned

BARCLAYS CAPITAL INC.

By:	/s/ Jeff Ogden
Name:	Jeff Ogden
Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Todd Koetje
Name:	Todd Koetje
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Stephen Neil
Name:	Stephen Neil
Title:	Managing Director

As representatives and on behalf of the several Underwriters named in Schedule I hereto.

[Signature Page to Underwriting Agreement]

ALLEN & COMPANY LLC

By:	/s/ Peter Dilorio
Name:	Peter Dilorio
Title:	General Counsel

Solely in its capacity as Independent Underwriter

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Barclays Capital Inc.	$69,000,000
SunTrust Robinson Humphrey, Inc.	$69,000,000
Wells Fargo Securities, LLC	$69,000,000
Citigroup Global Markets Inc.	$30,000,000
Regions Securities LLC	$30,000,000
Morgan Stanley & Co. LLC	$18,000,000
Allen & Company LLC	$15,000,000

Total	$300,000,000

SCHEDULE II

ISSUER FREE WRITING PROSPECTUSES

•	Pricing Term Sheet, dated April 24, 2014, relating to the Notes, as filed pursuant to Rule 433 under the Securities Act and attached as Schedule III hereto.

SCHEDULE III

Issuer Free Writing Prospectus, dated April 24, 2014

Filed pursuant to Rule 433(d)

Registration Statement No. 333-174164

Centene Corporation

$300,000,000 4.75% Senior Notes due 2022

April 24, 2014

Pricing Term Sheet

This Pricing Term Sheet dated April 24, 2014 to the Preliminary Prospectus Supplement dated April 24, 2014 of Centene Corporation (the “Company”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Centene Corporation

Principal Amount:	$300,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Settlement Date:	April 29, 2014 (T+3)

Maturity Date:	May 15, 2022

Issue Price:	100%

Coupon:	4.75%

Benchmark Treasury:	1.75% due May 15, 2022

Spread to Benchmark Treasury:	226 bps

Treasury Strike:	2.49%

Yield to Maturity:	4.75%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2014

Record Dates:	May 1 and November 1

Make-whole call:	Make-whole redemption at Treasury Rate + 50 basis points prior to May 15, 2019

Optional Redemption:	On or after May 15, 2019 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the date of redemption on the notes redeemed during the twelve-month period beginning on May 15 of the years indicated below:
	Year	Price
	2019	102.375%
	2020	101.188%
	2021 and thereafter	100.000%
Denominations:	$2,000 and integral multiples of $1,000 thereof
Joint Book Running Managers:	Barclays Capital Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
Co-Managers:	Allen & Company LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Regions Securities LLC

CUSIP:	15135BAD3

ISIN Number:	US15135BAD38

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc., by calling 1-888-603-5847 or by email to barclaysprospectus@broadridge.com.

EXHIBIT A

SIGNIFICANT SUBSIDIARIES

As used in the Agreement, the “Significant Subsidiaries” of the Company are as follows:

1.	Bankers Reserve Life Insurance Company of Wisconsin, a Wisconsin corporation

2.	Centene Company of Texas, LP, a Texas limited partnership

3.	Centene Management Company, LLC, a Wisconsin limited liability company

4.	Superior HealthPlan, Inc., a Texas corporation

5.	US Script, Inc., a Delaware corporation

EXHIBIT B

FORM OF OPINION OF BRYAN CAVE

1.	Based solely on a recently dated good standing certificate from the appropriate official of their respective jurisdiction of incorporation or formation, each of the Company and the subsidiaries is validly existing as a corporation in good standing under the laws of the state of its jurisdiction of incorporation or formation.

2.	The Company and each subsidiary has all requisite power to own, lease and operate its properties and assets and conduct its business as described in the Prospectus and to enter into and perform its obligations under the Agreement, the Indenture and the Notes.

3.	The Company (a) has taken all necessary corporate action to authorize the execution and delivery of, and the performance of its obligations under, the Agreement, the Indenture and the Notes and (b) has duly executed the Agreement, the Indenture and the Notes.

4.	Based solely on recently dated good standing certificates from the Secretaries of State of the applicable jurisdictions, each of the Company and the subsidiaries is duly qualified or admitted to transact business and is in good standing as a foreign corporation in the jurisdictions set forth on Exhibit A attached hereto.

5.	Each of the Registration Statement, at the Effective Date, and the Preliminary Prospectus and the Prospectus (other than documents incorporated by reference therein, the financial statements and related schedules therein and notes thereto and the other financial, statistical and accounting information and accounting data included or omitted therein and the Statement of Eligibility on Form T-1, as to which no opinion is rendered), each as of its date, complies as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

6.	The Agreement has been duly authorized, executed and delivered by the Company.

7.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

8.	The Notes have been duly authorized, executed and delivered by the Company and constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

9.	The Indenture and the Notes conform in all material respects to the descriptions thereof contained in the Prospectus.

10.	The Indenture is qualified under the Trust Indenture Act of 1939, as amended.

11.

The Registration Statement is an “automatic shelf registration statement” as defined in Rule 405 of the Securities Act and was filed with the Commission on May 13, 2011 and upon its filing automatically became effective under the Securities Act. The Preliminary Prospectus and the Prospectus were filed with the Commission pursuant to the subparagraph of Rule 424(b) of the Rules and Regulations, on April 24, 2014 and April , 2014, respectively and, no stop order suspending the effectiveness of the Registration Statement has been issued and, to our knowledge, no proceedings therefor have been initiated or threatened by the Commission.

12.	The documents incorporated by reference in the Registration Statement and the Prospectus (other than the financial statements and related notes and schedules, and the other financial or accounting data or statistical data derived therefrom, included or incorporated by reference therein, or omitted therefrom, as to which we express no opinion), when they became effective or were filed with the Commission, as the case may be, appeared on their face to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

13.	No consent, approval, authorization or other action by, and no notice to or registration or filing with, any Federal or Missouri State governmental authority or regulatory body pursuant to any Federal or Missouri State statute that we, based on our experience, recognize as applicable to the Company in a transaction of this type and the application of the proceeds from the issuance and sale of the Notes as described in the Prospectus, other than filings and other actions required pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), as to which we express no opinion, is required for the due execution, delivery and consummation by the Company of its obligations under the Agreement, except for the filings and other actions required pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

14.	The execution and delivery by the Company of the Agreement and the consummation by the Company of its obligations thereunder do not result in (a) any violation by the Company of the provisions of the Company’s Certificate of Incorporation or Bylaws, (b) conflict with or constitute a breach of, or default under or require the creation or imposition of any security interest or lien upon any of the property or assets of the Company or any subsidiary pursuant to any Listed Agreement (as defined below), to which the Company or any subsidiary is a party or by which it or any of them may be bound, (c) any violation of any provision of applicable Federal or Missouri state statute or regulation or the Delaware General Corporation Law (the “DGCL”) that we, based on our experience, recognize as applicable to the Company in a transaction of this type, (d) to our knowledge, any violation of any order, writ, judgment or decree of any Federal, Delaware State or Missouri State court or governmental authority or regulatory body having jurisdiction over the Company or any subsidiary or any of their properties that names or is specifically directed to the Company or any such subsidiary. For purposes of the foregoing, we have assumed that the only contracts, indentures, mortgages, deeds of trust, loans or credit agreements, notes, leases or any other agreements or instruments to which the Company is a party or by which it is bound are those listed as exhibits to the Company’s most recent Annual Report on Form 10-K (the “Listed Agreements”).

15.	The Company is not required, and after giving effect to the consummation of the transactions contemplated by the Agreement, the Indenture and the Notes and the application of the proceeds therefrom as set forth under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus, to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

16.	The discussion set forth in the section entitled “Material United States Federal Income Tax Considerations” in the Disclosure Package and the Prospectus, insofar as such discussion summarizes U.S. federal income tax law, is accurate in all material respects.

17.	To our knowledge and based on a certificate of an officer of the Company, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator with respect to any healthcare law involving the Company or any of its subsidiaries or its or their property.

18.	No consent, approval, authorization, filing with or order of any court or governmental agency or body is required under any healthcare law in connection with the due authorization, execution and delivery of the Agreement and the offering, issuance, sale and delivery of the Notes, except in the case of a filing where the absence of such filing would not have a material adverse effect on the Company.

19.	The statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the period ended March 31, 2014 under the headings: (I) “Industry,” (II) “Regulation,” (III) “Risk Factors—Reductions in funding or changes to eligibility requirements for government sponsored healthcare programs in which we participate could substantially affect our financial position, results of operations and cash flows,” “—Failure to accurately estimate and price our medical expenses or effectively manage our medical costs or related administrative costs could negatively affect our financial position, results of operations or cash flows,” “—The implementation of the Health Reform Legislation and other reforms could materially and adversely affect our results of operations, financial position and cash flows,” “—Our business activities are highly regulated and new laws or regulations or changes in existing laws or regulations or their enforcement or application could force us to change how we operate and could harm our business,” “—Our businesses providing pharmacy benefit management (PBM) and specialty pharmacy services face regulatory and other risks and uncertainties which could materially and adversely affect our results of operations, financial position and cash flows,” “—If any of our government contracts are terminated or are not renewed or we receive an adverse review, audit or investigation, our business will suffer,” “—If state regulators do not approve payments of dividends and distributions by our subsidiaries to us, we may not have sufficient funds to implement our business strategy,” “—If we fail to comply with applicable privacy, security, and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected,” and (IV) “Regulatory Capital and Dividend Restrictions,” insofar as they describe matters of law, summarize legal matters or legal proceedings or contain legal conclusions, fairly summarize the matters therein described.

During the preparation of the Registration Statement, Disclosure Package and the Prospectus, we have participated in conferences with officers and other representatives of the Company, counsel to the Company, representatives of the independent accountants for the Company and you and your representatives and counsel, at which conferences the contents of the Registration Statement, Disclosure Package and the Prospectus and related matters were discussed, reviewed and revised. Although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement, Disclosure Package or the Prospectus, and have not made any independent investigation or verification thereof, on the basis of the information which was developed in the course thereof, considered in light of our understanding of applicable law and the experience we have gained through our practice thereunder, this is to advise you that nothing has come to our attention which causes us to believe that: (1) the Registration Statement or any amendments thereto, at the date such Registration Statement or such amendments became effective, (except as to financial statements and related notes and supporting schedules, and the financial, statistical and accounting data derived therefrom, included or incorporated by reference therein or omitted therefrom or the Exhibits to the Registration Statement, as to which we express no belief) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, (2) the Prospectus, as of the date the Prospectus was issued and, as amended or supplemented, if applicable, as of the date hereof (except as aforesaid), contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (3) the Disclosure Package, as of the Applicable Time (except as aforesaid), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading.

In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials.

EXHIBIT C

FORM OF OPINION OF GENERAL COUNSEL

(i) Each of the documents incorporated by reference in the Preliminary Prospectus and the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act when it was filed with the Commission or when it became effective under the Exchange Act, as applicable, complied as to form with the requirements of the Exchange Act, in all material respects.

(ii) Except as otherwise disclosed in the Registration Statement or the Disclosure Package, all of the capital stock of each subsidiary is validly issued and outstanding, fully paid and nonassessable, and is owned by the Company, directly or through subsidiaries.

(iii) Except as otherwise disclosed in the Registration Statement or the Disclosure Package, to my knowledge, there are no legal or governmental actions, suits or proceedings pending or threatened which are required to be disclosed in the Registration Statement.

In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent he or she may deem proper, on certificates of responsible officers of the Company and public officials.